Exhibit 99.1

Franklin Financial reports 7.6% earnings improvement

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $1,747,000 for the quarter ended September 30, 2012 compared to earnings of $1,059,000 for the quarter ended September 30, 2011. Net income for the first nine months of 2012 was $5,021,000 compared with $4,667,000 for the same period in 2011, an increase of 7.6%.

Diluted earnings per share were $.43 for the quarter and $1.24 for the first nine months of 2012. This compares to $.27 and $1.18 for the same periods in 2011.

“While some areas across the country are experiencing economic growth, the recovery does not appear to have reached South Central Pennsylvania,” commented William E. Snell, Jr., president and CEO. “The slow current economic environment continues to stymie growth and have a significant impact on individuals and businesses in the market. These challenging times continue with high unemployment numbers and low real estate market valuations that contribute asset quality issues at many financial institutions in this region.”

“The increase in net income year-over-year was largely attributed to the provision for loan losses. Last year during the third quarter we substantially increased our provision for loan loss expense to $2.8 million as a result of a $1.3 million charge-off of a commercial real estate loan due to lower appraisal values on the real estate collateral, as well as to position ourselves for the future. Comparatively, the 2012 provision for loan losses to date is approximately $1.8 million below last year’s provision through September 30, 2011.”

Total assets were $1.06 billion at September 30, 2012, growing by 6.1% compared to assets on September 30, 2011. Total deposits and repurchase agreements grew 7.2%, while net loans were down 2.0% over totals a year earlier. The market value of trust assets under management increased 5.2% to $511.1 million at September 30, 2012.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with twenty-five community offices throughout Franklin, Cumberland, Fulton and Huntingdon Counties in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is listed on the over- the-counter market under the symbol FRAF (OTCQB: FRAF).